EXHIBIT 99.1

Contact:	Karen L. Dexter
Director, Investor Relations
Ampex Corporation
(650) 367-4111

AMPEX UPDATES DIGITAL VIDEO

CAMCORDER PATENT ROYALTIES

Sony Begins Payment of Quarterly Royalties

REDWOOD CITY, Calif., September 11, 2006 – Ampex Corporation (Nasdaq:AMPX) today announced that it has received royalty payments from Sony Corporation under two patent license agreements covering various Ampex patents that are used in digital video camcorders for the consumer and broadcast television markets, respectively.

The license agreements, which have been disclosed previously, provide for quarterly running royalty payments on such products sold by Sony on or after April 12, 2006, the date on which a prepayment received in 2004 expired, with the first quarterly reporting period ending on June 30, 2006.

Royalty levels fluctuate for seasonal reasons and the current period represents less than a full quarter of sales. Based on published market share data and royalties recently received from other digital video camcorder licensees, Ampex believes that royalties received from Sony were within a reasonably expected range.

Discussions regarding the possible use of Ampex patents in other Sony products including digital still cameras, camera-equipped cellular telephones and others are continuing, but no resolution has been reached to date.

Ampex Corporation, www.ampex.com, headquartered in Redwood City, California, is one of the world’s leading innovators and licensors of technologies for the visual information age.

This news release contains predictions, projections and other statements about the future that are intended to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of l995 (collectively, “forward-looking statements”). Forward-looking statements relate to various aspects of the Company’s operations and strategies, including but not limited to the effects of having recently and in the past experienced losses and the risk that the Company may incur losses in the future; the Company’s limited liquidity and significant indebtedness and interest expense; its sales and royalty revenues declining in future periods, and the risk that the Company will not conclude additional royalty-bearing license agreements covering its digital technologies; the Company’s marketing, product development, acquisition, investment, licensing and other strategies not being successful; possible future issuances of debt or equity securities; the possible incurrence of significant patent litigation expenses or adverse legal determinations finding the Company’s patents not be valid or not to have been infringed; new business development and industry trends; the possible need to raise additional capital in order to meet the Company’s obligations; reliance on a former affiliate to make contributions to the Company’s pension plans which are substantially underfunded and most other statements that are not historical in nature. Important factors that could cause actual results to differ materially from those described in the forward-looking statements are described in cautionary statements included in this news release and/or in the Company’s 2005 Annual Report on Form 10-K and its Quarterly Report on Form 10-Q for the first fiscal quarters ended March 31, 2006 and June 30, 2006, which have been filed with the SEC. In assessing forward-looking statements, readers are urged to consider carefully these cautionary statements. Forward-looking statements speak only as of the date of this news release, and the Company disclaims any obligations to update such statements.